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                                 [LETTERHEAD]

May 7, 1997

Mr. John J. Wider, Jr.
10482 Fair Oaks
Columbia, MD  21044

Dear John:

On behalf of Green Spring Health Services, Inc., I am pleased to offer you the position of Executive Vice President and Chief Operating Officer reporting directly to me. The salary accompanying this position is $240,000 annually. Additionally, you will receive a $40,000 sign-on bonus. You will receive $30,000 of the signing bonus with your first paycheck and the remaining $10,000 three months later. We will also provide you with a $1,000 per month car allowance. We will pay for any storage of furniture and any relocation reimbursement you may owe to your previous employer. The combined amount for storage and relocation will not exceed $50,000. We are willing to pay this amount to either you or your current employer.

Additionally, you will participate in the Short-Term Incentive Program. Target funding for this grade 28 position is 25% of the $233,372 mid-point with the potential of increasing to 56.25%, based on individual and financial performance. (The Short-Term Incentive Program is reviewed yearly and may be revised as the business environment dictates.) We will guarantee that during your first 12 months of employment, you will receive $85,000 in short-term incentive. You will receive the guaranteed amount in two separate payments. First, as part of our normal Short-Term Incentive Program, you will receive a short-term incentive for fiscal year 1997 that will be paid upon the finalization of the 1997 bonuses around November or December 1997. You will receive the balance of your short-term incentive guarantee 12 months after you begin employment.

Annually, you will receive 23 days of Paid Time Off, (PTO). This amount will be prorated for 1997, based on your date of hire. Employees participate in a benefits program called Flexible Compensation. The program includes Medical, Dental, Vision, Prescription Drug, Life Insurance, Disability, Paid Time Off and Flexible Spending Accounts. Benefits begin on the first of the month following thirty days of employment. A benefits summary is attached for your review. Medical insurance will start on the first day of the month following thirty days of employment. Through your current employer, you have 60 days to elect COBRA retroactively. Many employees defer the decision to elect COBRA coverage until the end of that 60 day period. At that time, your coverage with Green Spring will have begun. In the event you need to access your health insurance prior to your Green Spring insurance becoming effective, you may elect COBRA.

As a member of Green Spring's executive management team, you will be issued 25,000 stock options with your participation in the Magellan Stock Options Program. The strike price of the stock will be determined upon your arrival. Last years program provided for a four year vesting period. We anticipate that your options will be issued through the new program which we believe will have a three year vesting period. You will also be eligible for future grants of additional options.

Green Spring also offers a 401(k) and 401(k) Plus Plan that you may participate in on January 1, 1998. Through this program, you may defer up to 12% (currently, highly compensated employees are limited to 6% for discrimination testing purposes) and receive a 3% match, based upon 50% of your contribution up to 6%. A 401(k) Plus company contribution of 2%- 4% of salary is also made based on year-end profitability.

Finally, in the event of involuntary separation of employment, Green Spring will provide you with twelve months of salary and some benefits continuation through the Transition Support Program.

It is a pleasure to offer you this opportunity at Green Spring Health Services. I hope that you will find this offer agreeable. If so, please sign and return this letter by Monday, May 12, 1997. I look forward to you joining the Green Spring team. If you have any questions, please call me at (410) 964-1007.

Sincerely,                         Agreed :

/s/Henry Harbin, M.D.              /s/John J. Wider, Jr.              5/12/97
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Henry Harbin, M.D.                 Signature                         Date
President, CEO